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                         FIRST AMENDMENT TO RIGHTS AGREEMENT


          FIRST AMENDMENT, dated as of May 12, 1999 (this "Amendment"), to Rights Agreement, dated as of December 31, 1997 (the "Rights Agreement"), between Midas, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

                                W I T N E S S E T H :

          WHEREAS, the Board of Directors of the Company, at a meeting held on May 6, 1999 and based in part on the recommendation of the Company's financial advisors, has determined that it is advisable and in the best interest of the Company to amend the Rights Agreement to lower the thresholds set forth in Sections 1(a) and 3(a) from 15% to 13.0%;

          WHEREAS, at the date of this Amendment, the Distribution Date has not occurred and there is no Acquiring Person; and

          WHEREAS, in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent are willing to amend the Rights Agreement as hereinafter set forth and the Company and the Rights Agent have each executed and delivered this Amendment.

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          NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:

          1. Section 1(a) of the Rights Agreement is hereby amended and restated to read as follows:

          "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 13.0% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 13.0% or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 13.0% or more of the shares of Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person" and (ii) if, as of May 12, 1999 or prior to the first public announcement of the adoption of the First Amendment dated as of May 12, 1999 to Rights Agreement between the Company and the Rights Agent (which, for purposes of this definition, shall include, without limitation, the inclusion of such First Amendment to Rights Agreement by the Company in any public filing that it shall make with the SEC), any Person is or becomes the Beneficial Owner of at least 13.0% but less than 15% of the shares of Common Stock outstanding, such Person

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          shall not be deemed to be or to become an "Acquiring Person" unless and until such time as such Person shall, after the first public announcement of the adoption of such First Amendment to Rights Agreement, become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common
          Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 13.0% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)) has become such inadvertently, and such Person divests as promptly as practicable (as determined in the good faith by the Board of Directors) a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

          2. Section 3(a) of the Rights Agreement is hereby amended by replacing the reference to the percentage "15%" contained therein with a reference to the percentage "13.0%".

          3. The first sentence of the legend contained in Section 3(c) of the Rights Agreement is hereby amended and restated to read as follows:

          "This certificate also evidences and entitles the holder hereof to certain rights as set forth in the Rights Agreement between Midas, Inc. (the "Company") and First Chicago Trust Company of New York (the "Rights Agent") dated as of December 31, 1997, as amended (collectively, the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal offices of the Company."


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          4. The first sentence of the first paragraph  appearing on page B-2 of the form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended by replacing the phrase "Rights Agreement, dated as of December 31, 1997 (the" contained therein with the phrase "Rights Agreement, dated as of December 31, 1997, as amended by the First Amendment dated as of May 12, 1999 thereto (collectively, the".

          5. The last sentence of the first paragraph of the Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended and restated to read as follows:

          "The description and terms of the Rights are set forth in a Rights Agreement, dated as of December 31, 1997, as amended by the First Amendment dated as of May 12, 1999 thereto (collectively, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent."

          6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed with in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


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          7. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          8. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.

          9. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.


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


          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                                           MIDAS, INC.


By: /s/ Robert H. Sorensen                  By:   /s/ R. Lee Barclay
   ------------------------------                ------------------------
     Robert H. Sorensen                            R. Lee Barclay
     Vice President, Secretary                     Executive Vice President
     and General Counsel                           and Chief Financial Officer


Attest:                                           FIRST CHICAGO TRUST COMPANY
                                                  OF NEW YORK

By: /s/ Mary E. Garcia                      By:   /s/ Joanne Gorostiola
   ------------------------------                ------------------------
     Mary E. Garcia                                Joanne Gorostiola
     Customer Service Officer                      Assistant Vice President



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